INVESCO MORTGAGE CAPITAL INC.

AMENDMENT NO. 1
TO THE
2009 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 (the “Amendment”) to the 2009 Equity Incentive Plan (the “EIP”) is adopted by Invesco Mortgage Capital Inc. (the “Corporation”) pursuant to resolutions approved by the Board of Directors of the Corporation (the “Board”) on March 17, 2010, and shall be effective as of March 17, 2010.

W I T N E S S E T H:

WHEREAS, the Corporation maintains the EIP, and such plan is currently in effect; and

WHEREAS, pursuant to Section 19 of the EIP, the Board has reserved the right to amend the EIP;

NOW, THEREFORE, the EIP is hereby amended as set forth below:

1.  In Section 2 of the EIP, entitled “Definitions,” under “Fair Market Value,” clause (i) shall be deleted in its entirety, and, in lieu thereof, there shall be inserted the following:

“(i) If the Shares are then listed on a national stock exchange, the closing sales price per Share on the applicable exchange as reported by such exchange on the date of measurement, or, if Shares were not traded on such date, then on the next preceding day on which there was a sale of such Shares in such market, as determined by the Committee.”

2.  Except as specifically provided in this Amendment, the EIP shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to the 2009 Equity Incentive Plan to be effective as of the date set forth hereinabove.

                    Invesco Mortgage Capital, Inc.

                    By:________________________
                    Name: Robert H. Rigsby
                    Title: Secretary